Exhibit 99.1

Footnotes to Form 4:

(1) Securities held of record by Oxford Bioscience Partners II L.P. ("OBP II"). Mr. Fleming, as a general partner of OBP Management II L.P.,the sole general partner of OBP II, may be deemed to beneficially own the shares of OBP II. Mr. Fleming disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(2) Securities held of record by Oxford Bioscience Partners (Bermuda) II Limited Partnership ("OBP Bermuda II"). Mr. Fleming, as a general partner of OBP Management II (Bermuda) Limited
Partnership, the sole general partner of OBP Bermuda II, may be deemed to beneficially own the shares of OBP Bermuda II.
Mr. Fleming disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(3) Securities held of record by Oxford Bioscience Partners
(Adjunct) II L.P. ("OBP Adjunct II"). Mr. Fleming, as a general partner of OBP Management II L.P., the sole general partner of OBP Adjunct II, may be deemed to beneficially own the shares of OBP Adjunct II. Mr. Fleming disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4) Securities held of record by Oxford Bioscience Partners
(GS-Adjunct) II L.P. ("OBP GS-Adjunct II"). Mr. Fleming, as a general partner of OBP Management II L.P., the sole general partner of OBP GS-Adjunct II, may be deemed to beneficially own the shares of OBP GS-Adjunct II. Mr. Fleming disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5) Securities held of record by Oxford Bioscience Partners II
(Annex) L.P. ("OBP Annex II"). Mr. Fleming, as a general partner of OBP Management II L.P., the sole general partner of OBP Annex II, may be deemed to beneficially own the shares of OBP Annex II.
Mr. Fleming disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(6) The option vests according to the following schedule:
1/3 vests in the 1st year, with the remainder vesting in equal quarterly installments over the next 2 years.

(7) Each share of Series A Convertible Preferred Stock automatically converted into approximately 0.3333 shares of Common Stock.

(8) These securities are convertible at anytime into common stock of Memory Pharmaceuticals Corp.

(9) These securities are preferred stock and do not have an expiration date. These securities automatically converted into shares of Memory Pharmaceuticals Corp. common stock upon the consummation of Memory Pharmaceutical Corp.'s initial public offering on April 8, 2004.

(10) Each share of Series B Convertible Preferred Stock automatically converted into approximately 0.3333 shares of Common Stock.

(11) Each share of Series C Convertible Preferred Stock automatically converted into approximately 0.3559 shares of Common Stock.

(12) Each share of Series D Convertible Preferred Stock automatically converted into approximately 0.3333 shares of Common Stock.